EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS SECOND QUARTER RESULTS;
ANNOUNCES ADDITIONAL WIND ENERGY EXPANSION AND
RAISES QUARTERLY CASH DIVIDEND 25 PERCENT.
Ann Arbor, Michigan – July 27, 2007
     Kaydon Corporation (NYSE:KDN) today announced its results for the second quarter ended June 30, 2007. This year’s second quarter sales increased 10.4 percent to a record $113.4 million. Operating income increased 8.3 percent and diluted earnings per share increased 10.9 percent, to $.61, as compared to last year’s strong second quarter. Second quarter 2007 operating income included additional expenses of $1.5 million related to the Company’s recent leadership transition. Order entry during the quarter of $128.5 million was a second-quarter record, resulting in record quarter-end backlog of $201.5 million, reflecting strength in most of Kaydon’s key end-markets.
     The Company also announced that its Board of Directors had declared a 25 percent increase in its regular quarterly dividend, to $.15 per share from $.12 per share, and had approved an additional phase in its wind energy expansion.
Highlights – Second Quarter 2007
•	Diluted earnings per share was $.61, versus $.55 last year.

•	Second quarter sales equaled a record $113.4 million, versus $102.7 million during last year’s second quarter.

•	Operating income equaled $28.3 million, or 25.0 percent of sales, compared to $26.2 million, or 25.5 percent of sales, last year.

•	Net income equaled $19.6 million, or 17.3 percent of sales, compared to $17.7 million, or 17.2 percent of sales, last year.

•	Order entry equaled a record $128.5 million, resulting in record quarter-end backlog of $201.5 million versus $161.5 million last year.

•	Cash and cash equivalents equaled $374.1 million at the end of the second quarter.

•	Additional $25 million capital expansion approved to supply the wind energy industry.

•	Quarterly cash dividend increased 25 percent to $0.15 per share.

     James O’Leary, President and Chief Executive Officer commented, “We are pleased with the strong sales, operating income and orders achieved during the second quarter. Our record order intake during the quarter and resultant $201.5 million backlog position us well for the remainder of 2007. Our strong balance sheet and exceptional liquidity provide the resources to drive internal growth through strategic capital investment while selectively evaluating external opportunities. Our excellent financial position and free cash flow generation will also allow us to prudently return capital to our shareholders in the form of both share repurchases and dividends while driving profitable growth. The actions taken by our Board of Directors to raise the dividend and approve management’s increased capital expenditure program reflects its confidence in the Company’s financial strength and organic growth prospects.”
Second Quarter 2007 Results
     Sales during the second quarter of 2007 equaled a record $113.4 million, a 10.4 percent increase compared to $102.7 million during a strong second quarter of 2006. All of the Company’s reporting segments experienced higher sales volumes. Gross profit equaled $48.0 million or 42.3 percent of sales for the second quarter of 2007 as compared to $43.6 million or 42.5 percent of sales for the second quarter of 2006.
     Each reporting segment reported sales and operating income above prior year’s levels due to general strength in most of the Company’s end markets.
     Selling, general, and administrative expenses, including $1.5 million of additional expenses related to the Company’s recent leadership transition, equaled $19.6 million or 17.3 percent of sales during the second quarter of 2007 as compared to $17.4 million or 17.0 percent of sales during the second quarter of 2006.
     Operating income increased 8.3 percent, to $28.3 million, in the second quarter of 2007, equal to 25.0 percent of sales, compared to $26.2 million, or 25.5 percent of sales, in the second quarter of 2006.
     Interest income increased to $4.8 million during the second quarter of 2007, compared with $3.9 million during the second quarter of 2006, due to higher average rates earned on higher average cash balances.
     The effective tax rate during the second quarter of 2007 was 36.1 percent which is expected to carry through the remainder of 2007. The effective tax rate during the second quarter of 2006 was also 36.1 percent.
     Net income for the second quarter of 2007 was $19.6 million or $.61 per share on a diluted basis, based on 34.8 million common shares outstanding. During the second quarter of 2006 Kaydon generated net income of $17.7 million or $.55 per share on a diluted basis, also based on 34.8 million common shares outstanding.
     Order entry during the second quarter of 2007 equaled a record $128.5 million. Total orders booked in last year’s second quarter equaled $119.6 million. Backlog equaled

$201.5 million at the end of the second quarter 2007, a 24.7 percent increase compared to a backlog of $161.5 million at the end of the second quarter 2006.
     Net cash flow from operating activities during the second quarter 2007 equaled $19.1 million, or 16.8 percent of sales, compared to second quarter 2006 cash flow from operations of $22.8 million, or 22.3 percent of sales, as higher net income was more than offset by increased working capital, primarily accounts receivable, in the quarter as a result of higher sales volumes. During the second quarter 2007, the Company paid common stock dividends of $3.4 million, repurchased a total of 80,000 shares of Company common stock for $3.9 million, and invested $12.8 million in net capital expenditures. The Company’s cash and cash equivalents equaled $374.1 million at June 30, 2007.
     Free cash flow, as defined by the Company and a non-GAAP measure, equaled $6.3 million, or 5.6 percent of sales, during the second quarter 2007, as compared to $19.4 million, or 18.9 percent of sales, during the second quarter 2006. Capital expenditures were $9.3 million higher during this year’s second quarter. Free cash flow for the last twelve months ended June 30, 2007 totaled $50.3 million, as the Company made significant investments in certain secular growth markets, as compared to $46.0 million in the prior year’s comparable period. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     EBITDA, as defined by the Company and a non-GAAP measure, equaled $34.6 million, or 30.5 percent of sales, during the second quarter 2007, as compared to $30.6 million, or 29.8 percent of sales, during the second quarter 2006. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
Year to date 2007 Results
     Sales during the first half of 2007 increased $16.1 million, or 7.9 percent, to $220.3 million compared with the first half of 2006. First half operating income increased $4.8 million, or 9.7 percent, to $54.6 million. First half net income and diluted earnings per share were up 10.4 percent and 9.3 percent, respectively, compared with the first half of 2006.
Segment Discussion
     During the second quarter of 2007, sales of the Friction and Motion Control Products segment increased $4.3 million or 7.1 percent, to $65.0 million, when compared with second quarter 2006. Sales of the Company’s split roller bearing products had a strong increase during the quarter, as recent growth in targeted international markets continued. This segment was also positively affected by increased demand for specialty bearings utilized in military, machinery, and heavy equipment markets, including the wind energy market. Second quarter 2007 operating income, impacted by the shift in product mix driven by the growth in the lower, but still high, margin split roller bearings business, increased 4.5 percent, to $18.6 million.

     Second quarter 2007 sales of the Velocity Control Products segment, of $16.2 million, increased 13.2 percent over the prior second quarter with continued strong demand from our distribution facility in Germany. Operating income of $4.2 million increased 28.3 percent over second quarter 2006, primarily as the result of the operating leverage experienced on the higher sales.
     Sales of the Sealing Products segment increased 6.4 percent, to $11.5 million, compared with last year’s second quarter sales of $10.8 million. Operating income grew 13.8 percent to $2.0 million, driven by both higher sales and cost efficiencies.
     Sales of the Company’s remaining businesses equaled $20.8 million during the second quarter of 2007, an increase from second quarter 2006 of $3.8 million or 22.7 percent. Sales of air and liquid filtration products were particularly strong. Operating income increased due to higher sales volume, efficiencies from the 2006 consolidation of our liquid filtration business, and the absence of certain duplicative costs and manufacturing inefficiencies experienced during that 2006 consolidation.
Wind Energy Expansion
     The Company also announced that its Board had approved an additional phase of major capital expansion to supply the rapidly growing wind energy industry. This expansion, together with its previously announced expansion will provide Kaydon with substantially increased manufacturing capabilities to satisfy the rapidly growing wind turbine business.
     This phase will entail additional capital expenditures of approximately $25 million over the next 18 months to meet wind turbine manufacturers’ requirements for advanced custom bearing assemblies up to 11 feet in diameter for new, larger wind turbines up to 3 megawatts capacity.
     The Company’s total investment in these expansion programs will be approximately $78 million when completed. For calendar 2007, Kaydon now expects total capital expenditures to approximate $56 million as compared to $26.3 million in 2006.
Increased Cash Dividend
     Kaydon Corporation today announced that its Board of Directors declared a 25 percent increase in its regular quarterly dividend, to $.15 per share from $.12 per share. The dividend is payable on October 1, 2007 to shareholders of record as of the close of business on September 10, 2007. The indicated annual dividend rate will now be $.60 per share for the upcoming year.
     The Company expects to periodically reevaluate the cash dividend in future periods and will consider its future earnings and cash flow, on-going capital needs, and alternatives for shareholder returns when determining the actual amount of future dividends.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
# # #
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a second quarter 2007 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-500-0920 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.vcall.com/IC/CEPage.asp?ID=118936 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Second Quarter 2007 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, August 3, 2007 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4919777.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	President and Chief Executive Officer (734) 747-7025 ext. 2025	http://www.kaydon.com

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Second Quarter Ended		First Half Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$113,391,000	$102,664,000	$220,288,000	$204,169,000
Cost of sales	65,423,000	59,067,000	127,482,000	119,029,000

Gross profit	47,968,000	43,597,000	92,806,000	85,140,000
Selling, general, and administrative expenses	19,619,000	17,430,000	38,166,000	35,345,000

Operating income	28,349,000	26,167,000	54,640,000	49,795,000
Interest expense	(2,365,000)	(2,388,000)	(4,752,000)	(4,799,000)
Interest income	4,756,000	3,927,000	9,381,000	7,323,000

Income before income taxes	30,740,000	27,706,000	59,269,000	52,319,000
Provision for income taxes	11,097,000	10,002,000	21,396,000	18,026,000

Net income	$19,643,000	$17,704,000	$37,873,000	$34,293,000

Weighted average common shares outstanding
Basic	27,832,000	27,836,000	27,853,000	27,840,000
Diluted	34,789,000	34,773,000	34,807,000	34,779,000

Earnings per share
Basic	$0.71	$0.64	$1.36	$1.23

Diluted	$0.61	$0.55	$1.17	$1.07

Dividends declared per share	$0.12	$0.12	$0.24	$0.24

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	June 30,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$374,142,000	$370,789,000
Accounts receivable, net	64,147,000	54,066,000
Inventories, net	62,964,000	56,043,000
Other current assets	11,809,000	17,012,000

Total current assets	513,062,000	497,910,000

Property, plant and equipment, net	109,891,000	95,280,000

Goodwill, net	119,938,000	119,484,000
Other intangible assets, net	19,787,000	21,271,000
Other assets	2,871,000	3,611,000

Total assets	$765,549,000	$737,556,000

Liabilities and Shareholders’ Equity:

Accounts payable	$21,534,000	$23,044,000
Accrued expenses	28,903,000	28,588,000

Total current liabilities	50,437,000	51,632,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	53,058,000	52,744,000

Total long-term liabilities	253,058,000	252,744,000

Shareholders’ equity	462,054,000	433,180,000

Total liabilities and shareholders’ equity	$765,549,000	$737,556,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Second Quarter Ended		First Half Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$19,643,000	$17,704,000	$37,873,000	$34,293,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	2,936,000	2,827,000	5,746,000	5,693,000
Amortization of intangible assets	745,000	769,000	1,514,000	1,538,000
Amortization of stock awards	2,332,000	806,000	3,204,000	1,593,000
Stock option compensation expense	242,000	80,000	270,000	216,000
Excess tax benefit from stock-based compensation	(93,000)	(85,000)	(157,000)	(547,000)
Deferred financing fees	387,000	387,000	774,000	774,000
Net change in receivables, inventories and trade payables	(4,508,000)	3,600,000	(18,219,000)	(9,674,000)
Net change in other assets and liabilities	(2,590,000)	(3,242,000)	6,207,000	4,012,000

Net cash from operating activities	19,094,000	22,846,000	37,212,000	37,898,000

Cash flows used in investing activities:
Additions to property, plant and equipment, net	(12,796,000)	(3,474,000)	(20,180,000)	(7,580,000)

Net cash used in investing activities	(12,796,000)	(3,474,000)	(20,180,000)	(7,580,000)

Cash flows from (used in) financing activities:
Cash dividends paid	(3,381,000)	(3,384,000)	(6,763,000)	(6,762,000)
Payments on debt	—	(16,000)	—	(32,000)
Excess tax benefit from stock-based compensation	93,000	85,000	157,000	547,000
Proceeds from exercise of stock options	75,000	201,000	75,000	1,003,000
Purchase of treasury stock	(3,947,000)	(1,077,000)	(7,186,000)	(3,404,000)

Net cash used in financing activities	(7,160,000)	(4,191,000)	(13,717,000)	(8,648,000)

Effect of exchange rate changes on cash and cash equivalents	(160,000)	575,000	38,000	864,000

Net increase (decrease) in cash and cash equivalents	(1,022,000)	15,756,000	3,353,000	22,534,000

Cash and cash equivalents — Beginning of period	375,164,000	327,582,000	370,789,000	320,804,000

Cash and cash equivalents — End of period	$374,142,000	$343,338,000	$374,142,000	$343,338,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Second Quarter Ended		First Half Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales

Friction and Motion Control Products
External customers	$64,899	$60,615	$125,529	$117,677
Intersegment	57	32	114	63

	64,956	60,647	125,643	117,740

Velocity Control Products
External customers	16,156	14,278	31,825	28,796

Sealing Products
External customers	11,520	10,808	23,553	21,643
Intersegment	(39)	(18)	(79)	(41)

	11,481	10,790	23,474	21,602

Other
External customers	20,816	16,963	39,381	36,053
Intersegment	(18)	(14)	(35)	(22)

	20,798	16,949	39,346	36,031

Total consolidated net sales	$113,391	$102,664	$220,288	$204,169

	Second Quarter Ended		First Half Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Operating income

Friction and Motion Control Products	$18,581	$17,785	$34,921	$33,704
Velocity Control Products	4,221	3,291	8,314	6,983
Sealing Products	1,975	1,735	4,431	2,735
Other	3,210	1,539	5,818	3,458

Total segment operating income	27,987	24,350	53,484	46,880
State income tax provision included in segment operating income	822	800	1,565	1,511
Items not allocated to segment operating income	(460)	1,017	(409)	1,404
Interest expense	(2,365)	(2,388)	(4,752)	(4,799)
Interest income	4,756	3,927	9,381	7,323

Income before income taxes	$30,740	$27,706	$59,269	$52,319

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
          Free cash flow, as defined (non-GAAP)

	Second Quarter Ended		First Half Ended		LTM
	June 30,	July 1,	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006	2007	2006
Net cash from operating activities (GAAP)	$19,094	$22,846	$37,212	$37,898	$89,174	$60,972
Capital expenditures	(12,796)	(3,474)	(20,180)	(7,580)	(38,894)	(14,925)

Free cash flow, as defined (non-GAAP)	$6,298	$19,372	$17,032	$30,318	$50,280	$46,047

Kaydon’s management believes free cash flow, as defined above and a non-GAAP liquidity measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
          EBITDA, as defined (non-GAAP)

	Second Quarter Ended		First Half Ended		LTM
	June 30,	July 1,	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006	2007	2006
Cash flow from operating activities (GAAP)	$19,094	$22,846	$37,212	$37,898	$89,174	$60,972
Net change in receivables, inventories and trade payables	4,508	(3,600)	18,219	9,674	9,804	5,593
Net change in other assets and liabilities	2,590	3,242	(6,207)	(4,012)	(5,181)	12,090
Other, net	(294)	(382)	(645)	(443)	(1,401)	(1,217)
Net interest (income)/expense	(2,391)	(1,539)	(4,629)	(2,524)	(8,804)	(3,246)
Income tax expense	11,097	10,002	21,396	18,026	39,241	29,645

EBITDA, as defined (non-GAAP)	$34,604	$30,569	$65,346	$58,619	$122,833	$103,837

Kaydon’s management believes EBITDA, as defined above and a non-GAAP liquidity measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.